EX 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

TC Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	700,000(1)	$ 14.70	$ 10,290,000	$110.20 per $1,000,000	$ 1,134
Total Offering Amounts							$ 1,134
Total Fee Offsets							—
Net Fee Due							$ 1,134

(1)

Represents shares of common stock issuable under the TC Bancshares, Inc. 2022 Equity Incentive Plan (the “Plan”). In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices for TC Bancshares, Inc.’s common stock on The NASDAQ Capital Market on December 19, 2022, which date is within five business days prior to filing this registration statement.